Exhibit 14.1

AVALON HOLDINGS CORPORATION

STANDARDS OF BUSINESS ETHICS AND CONDUCT

TO:	ALL EMPLOYEES OF AVALON HOLDINGS CORPORATION AND ITS AFFILIATES

STATEMENT OF BUSINESS ETHICS AND CONDUCT POLICY

Avalon Holdings Corporation and its affiliates are a major corporate group making many vital contributions to the security and well being of society and its environment. Our staff has performed excellently. We recognize that this performance is the result of a strong commitment to provide quality services. Our staff is also determined to meet high moral and ethical standards.

Sometimes, we take it for granted that our employees fully understand the importance of meeting the highest standards of business ethics and that they understand those standards. It is certainly essential that each employee has a personal commitment to meeting these ethical standards, as well as meeting the more obvious requirements for quality service. It goes without saying that the company’s reputation reflects the performance of its individual employees in all areas.

We believe that our employees have been carefully selected and that we can trust their integrity and judgment. To avoid any misunderstanding, this booklet, which is a compilation and discussion of our company’s standards of ethics and conduct, has been prepared as an aid to all of us. While there may be a number of subjects covered which are not familiar to you, we are sure you will agree that these standards go well beyond mere compliance with laws and regulations and that they are common sense “rules” by which all of us are determined to live.

We all need to understand the vital importance of the company’s standards of business ethics and conduct and to make them an automatic part of our daily business lives.

All persons to whom this booklet is presently distributed, and all those who serve hereafter in positions of responsibility, must certify that they have read this booklet and understand the company’s business conduct and ethics policies.

We trust that you will become intimately familiar with the contents of this booklet. We are confident that the company’s reputation for the highest standard of business integrity will be maintained.

Sincerely,

Ronald E. Klingle, Chairman

BUSINESS CONDUCT POLICY

This booklet is not intended to cover all situations that may arise or to make you a legal expert. Rather, it is designed to alert you to problems you may face and enable you to know when you should seek guidance before taking action that may have a legal impact on the Company. As used throughout this booklet, the term “Company” refers to Avalon Holdings Corporation and its subsidiary and affiliated corporations. Problems can usually be avoided or minimized if advice is obtained at the outset of business dealings rather than at a later stage when it may be more difficult to make the necessary changes. In all cases, you should resolve any uncertainty by promptly consulting, in person or by telephone, a member of the Ethics Program Committee (consisting of the Chief Administrative Officer, Chief Financial Officer and Chief Executive Officer) or the senior management of your company.

Certain matters are explained in detail in this booklet because of their particular importance to the Company’s business activities. However, you must understand that your responsibilities are not limited to the matters described in the booklet. You must adhere to and comply with all applicable laws and regulations. Failure to comply with the Company’s standards is a serious matter and could result in your dismissal. Furthermore, such failure might involve the violation of federal, state and local laws, exposing you, in some cases, to possible criminal sanctions and/or civil damages.

Each employee is expected to adhere to the following business conduct policies to assure that the Company conducts itself in a manner consistent with its obligations to its stockholders and to society:

1. LOYALTY. No employee should be subject, or even appear to be subject, to influences, interests or relationships which conflict with the best interests of the Company. You must avoid any activity which might compromise or appear to compromise the Company or you.

2. COMPLIANCE WITH APPLICABLE LAWS. We must compete vigorously to maximize profits, but at the same time we must do so in strict compliance with all laws and regulations applicable to our activities. You should not at any time take any action on behalf of the Company which you know or reasonably should know violates any applicable law or regulation. This booklet outlines basic requirements of the laws relating to antitrust, inside information, securities trading, political contributions, equal employment and certain other matters. These laws are explained because of their particular importance to our business activities. You should understand, however, that the Company’s policy is not limited to the laws included in this booklet, but extends to all applicable laws and regulations.

3. OBSERVANCE OF MORAL AND ETHICAL STANDARDS OF SOCIETY. In addition to the above requirements of loyalty to the Company and compliance with law, each employee must adhere to and comply with the moral and ethical standards of our society when conducting business. The Company’s interests can never be served by individual cornercutting in the interests of a quick profit or temporary advantage.

STANDARDS

Conflicts of Interest

A conflict of interest exists when an employee’s duty to give his or her undivided commercial loyalty to the Company can be prejudiced by actual or potential benefit from another source. The Company does not desire to discourage or limit the freedom of its employees to make investments and engage in interests which do not interfere with the performance of their duties and obligations to the Company. The Company is only concerned when there is a possible conflict of interest. Since not every situation is clear, whenever there is any question about a possible or potential conflict of interest, you should disclose the particular situation to a member of the Ethics Program Committee or the senior management of your company. In the event a conflict is found, the matter can be resolved in a manner best suited to the interests of both you and the Company.

Conflicts of interest generally arise in the following situations:

1. You must avoid any kind of financial or personal interest which might affect (or appear to affect) your judgment in dealing with outside firms or individuals on behalf of the Company. In evaluating your compliance with this standard, you must examine your own activities, as well as the activities of (a) your family (i.e., spouse, parents, siblings, children, nieces, nephews and in-laws); (b) any trust or estate in which either you or your family members have a substantial interest; or (c) any partnership, corporation or other firm of which you or your family member is a partner, director or officer or in which you or your family member has a substantial interest. For example, a conflict of interest may exist if an employee’s family member is employed by or affiliated with suppliers of a product or service to the Company.

2. Although it is not feasible to describe every situation which could give rise to a conflict of interest, some examples follow:

(a) Holding a financial interest, directly or indirectly (as an owner, employee, stockholder, partner, joint venturer, creditor, guarantor or director) or engaging with the Company in your individual capacity in a firm which: provides services or supplies materials or equipment to the Company; is in competition with the Company; or to which the Company provides services or supplies materials or equipment.

(b) Speculating or dealing in equipment, supplies, materials, or property purchased by the Company, or speculating or dealing for your own account in products or services sold or provided by the Company.

(c) Accepting cash, commissions or other payments or borrowing money from suppliers or customers or from individuals or firms with whom the Company does business, or competes, other than loans from established financial institutions at normal interest rates and terms prevailing at the time of the actual borrowing.

(d) Accepting gifts, favors or entertainment or other personal items of more than nominal value from suppliers or customers or from individuals or firms with whom the Company does business. This does not apply to accepting gifts of a value of less than $25 or reasonable personal entertainment, provided such gifts and entertainment are not given in circumstances in which an obligation to the donor is stated or implied. Furthermore, you must exercise care to be sure that continued gift giving does not gradually build up into an embarrassing obligation. Gifts you cannot accept should be returned to the donor with the explanation that the Company’s policy does not permit the acceptance of the gift.

     Under no circumstance may you offer or give anything to a customer or a customer’s representative in an effort to influence a contract award or other favorable customer action. The Company’s policy has been and continues to be to compete solely on the merits of its services.

     In some foreign countries, customs require the exchange of gifts. In cases where it is necessary to meet such a requirement, the Company will provide the gift and any gifts received will become Company property.

(e) Misusing information to which you have access by reason of your position, such as, by disclosing confidential information (e.g., trade secrets, confidential information of a technical, financial or business nature or other “inside information”) to competitors or any other person or entity outside the Company or using such information for your own benefit (e.g., trading in securities of a company or acquiring an interest in a business, an invention or other property in which the Company has a present or has indicated a prospective interest). This obligation also relates to transactions with respect to the Company’s stock and other securities as described in “The Use of Inside Information and Trading in Securities” below.

(f) Serving another organization or individual in any capacity, such as employee, director, or consultant. However, employees are encouraged to serve and participate in social, civic, charitable, religious and philanthropic organizations as officers, directors and consultants. The above list is not exhaustive and you are encouraged to discuss other opportunities with the senior management of your Company. You are expected to serve the Company’s interests on a full-time basis. Senior management of your Company must give you permission to provide any services to others.

(g) Appropriating a business opportunity in which the Company might reasonably be expected to be interested for your personal benefit, without first making the opportunity available to the Company.

3. Holding not more than 1% of the outstanding securities of a publicly owned corporation (i.e., one whose stock is registered with the Securities and Exchange Commission), other than those in which the Company has any interest, will not alone be deemed a violation of this standard without additional complicating factors.

It is not feasible to describe every situation which would present a conflict of interest. However, a few additional examples may prove helpful:

(a) An employee who owns, directly or beneficially, a significant financial interest in an actual or potential supplier or customer may not, without full disclosure and specific written authorization from the Ethics committee, be assigned to a position in which the employee can influence decisions with respect to business with such supplier or customer.

     Employees who draw specifications for suppliers’ products, equipment or services; recommend, evaluate, test or approve such things; or participate in selection of, or arrangements with, suppliers and vendors are clearly included in this classification.

(b) Accepting gifts of other than token or nominal value or excessive entertainment from an actual or potential competitor, supplier or customer is prohibited. Items classified as advertising novelties which have wide circulation both inside and outside of the Company (calendars, paperweights, etc.) do not violate the policy against receiving gifts. Permitting a supplier’s or vendor’s representative to pay for a meal is not offensive as long as business was discussed and there are absolutely no implications that the intent of the meeting was to subvert the employee’s loyalty.

(c) No information obtained as the result of employment may be used for personal profit or as the basis for a “tip” to others unless such information has been made generally available to the public by the Company. This is true whether or not it appears the Company will be directly injured. This requirement is not limited to transactions relating to securities and embraces any situation in which undisclosed information may be used as the basis for inequitable bargaining with an outsider. For example, the purchase of real estate near property which an employee knows is being considered for purchase or development by the Company would constitute a conflict of interest.

Possible Improper or Illegal Conduct

You must avoid improper acts and the violation of any governmental law or regulation in the course of performing your work, and must adhere and comply with basic moral and ethical standards in the conduct of business. Certain specific areas are discussed in this booklet, many of which are mandated by specific federal, state or local laws. However, as pointed out previously, your required compliance is not limited to the laws and standards specifically included in this booklet.

1. No Company funds or assets shall be used for any purpose which is improper or unlawful under the laws of any jurisdiction (domestic or foreign). Neither the Company nor any employee shall:

(a) Pay or offer to pay anything of value to any foreign political party or official thereof or any candidate for foreign political office or any officer or employee, or any person acting in an official capacity for or on behalf, of a foreign government or any department, agency or instrumentality thereof, for the purpose of influencing an official act or decision of such person or inducing such person to exert his influence to affect the acts or decisions of a foreign government, in each case to obtain, retain or direct business of any person. This prohibition, which is mandated by the Foreign Corrupt Practices Act of 1977, also includes payments to any person where the payor knows or has reason to know that all or a portion of the payment will be offered or given, directly or indirectly, to persons in the categories described above for the aforesaid purposes.

(b) Pay or offer to pay anything of value in an attempt to influence the action of any federal, state or local government official or employee. This prohibition also applies to payments to any person where the payor knows or has reason to know that some part of the payment will be used as a bribe or otherwise to influence government action.

(c) Pay or offer to pay bribes, kickbacks or other similar payments and benefits, directly or indirectly, to any suppliers or customers of the Company or their agents or employees. This includes unusually large gifts or entertainment since such gifts or entertainment may be construed as constituting an improper inducement to such persons.

(d) Use Company funds, property or resources to support, directly or indirectly (as through reimbursement for individual contributions), any foreign, federal, state or local political party or candidate. An employee’s political activity must, therefore, take place on his or her own time and at his or her own expense.

2. No employee shall accept or receive any payment or other thing of value (except for the nominal gifts and entertainment described in the Section “Conflicts of Interest” above) whether characterized as a kickback, bribe, rebate, refund or otherwise, and whether intended by the payor to be for the Company or for the personal benefit of the employee, unless the payment is in the nature of a refund to the Company which is permitted under applicable laws and regulations.

3. Company policy requires that all transactions involving corporate assets, whether cash, stock, facilities or other assets, be properly recorded on the Company’s books and records so that the true nature of the transaction is evident. Accordingly, no false, artificial, incomplete or misleading entries shall be made in any books, accounts or records of the Company for any reason and no employee shall engage in any arrangement that results in such prohibited act. For example, no employee shall issue or approve an invoice or purchase order that does not correctly reflect the actual transaction. A false, artificial, incomplete or misleading accounting entry is generally one that does not, in reasonable detail, accurately and fairly reflect or describe the underlying transactions or disposition of assets or is not posted to the proper account.

4. No undisclosed or unrecorded funds or assets of the Company shall be established or set aside for any purpose, nor shall any secret or special books and records be maintained for any purpose. Accordingly, all Company bank accounts, funds, properties and assets must be reflected in the Company’s regular books and records and be subject to the Company’s established internal control and audit procedures. All bank accounts and signatories thereon must be authorized by appropriate corporate action.

5. No payment on behalf of the Company shall be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than that described by the document supporting the payment.

6. No employee shall enter into any transaction or arrangement which the employee knows or reasonably should know would violate any foreign or domestic laws or regulations, nor shall any employee assist any third party in violating such laws.

7. No employee shall make any false, misleading or incomplete statements, nor shall such employee omit to state, or cause another person to omit to state, any facts necessary to make any statements made, in light of the circumstances under which such statements were made, not misleading, to any accountant, whether the Company’s independent auditors or internal auditors, in connection with any audit or examination of the financial statements of the Company or in the preparation of or filing of any document or report required to be filed with any federal, state or local governmental agency.

8. Any employee having information or knowledge of any of the foregoing prohibited acts shall promptly report such matter to a member of the Ethics Committee or the senior management of your Company.

Antitrust Compliance

The conviction that the economy and the public will benefit most if businesses compete vigorously, free from unreasonable restraints, is at the heart of the antitrust laws. Federal and many state antitrust statutes prohibit a variety of acts and practices which include conspiracies and understandings that restrain trade; monopolization or attempts to monopolize; the giving or offering of certain benefits to some customers and not to others; the knowing receipt of certain of such benefits; and other unfair trade practices. It is important to note that the concept of any “agreement” or “understanding” under the antitrust laws is extremely broad and need not be reduced to a written document. The “Agreement” can be oral or even a meeting of the minds inferred from a course of conduct, including being present when any prohibited matters are discussed. Prohibited conspiracies and understandings extend not only to formal documents signed by the parties but also include showing that there was any kind of mutual understanding which gives the parties a basis for expecting that a business practice or decision adopted by one would be followed, or at least not opposed, by the other. Accordingly, when there is any doubt whether any discussions or activities violate the antitrust laws (whether the discussions relate to the matters enumerated below or otherwise), you should immediately terminate any such discussions or activities and consult a member of the Ethics Program Committee, or senior management of your Company. Failure to comply with the antitrust laws could result in serious consequences not only for the Company, but also to you. Violations of many antitrust laws are crimes, subjecting you to fines and possible imprisonment. The Company may also be ordered to refrain from engaging in such activity. The Company’s reputation may be damaged even in those cases in which it prevails in a legal action.

To give you some guidance, we have compiled the following list of typical unlawful relationships and dealings under the antitrust laws. This list does not cover all antitrust areas.

1. Agreements or understandings among competitors as to:

a.	their pricing policies (including discounts, credit terms, etc.);

b.	the amount of their production;

c.	the division or allocation of markets, territories or customers; or

d.	boycotting of third parties.

2. Agreements or understandings with customers establishing the prices which they will charge for their products or the prices which others will charge for resale.

3. Sales of products (commodities) of like grade and quality to competing customers at contemporaneous times but at different prices, the effect of which will probably injure competition. Prices set in good faith to meet (but not to beat) a bona fide price offered by a competitor, or price differences which may be justified in appropriate circumstances on the basis of cost savings, are permissible.

4. Promotional payments, services or facilities (such as advertising displays) extended to one customer but not made available on proportionally equal terms to all other competing customers. It is lawful, however, to grant promotional assistance to a particular customer if done in good faith to meet (but not to beat) a bona fide offer of such assistance by a competitor of the Company.

5. The antitrust laws also prohibit “reciprocity”, where it is shown that a buyer with substantial purchasing power has purchased a product from another on condition that the other party makes purchases from it in substantial amounts. This does not mean that the Company cannot purchase from companies who purchase from it. It does prohibit any understanding or agreement that purchases by each party are conditioned upon purchases by the other where the above-described conditions are present.

The Use of Inside Information and Trading In Securities

From time to time, the Company is involved in sensitive matters which are important to the Company, its employees and its stockholders. The federal securities laws impose certain obligations on the Company regarding the disclosure of information to the investing public. To comply with these laws and the regulations promulgated thereunder, the Company has established policies and procedures which are applicable to all of its employees.

Internal information concerning the Company and its affairs to which an employee is privy is considered “inside” information under the applicable securities laws. Until the Company releases inside information to the public, this information must be treated in a confidential fashion. Anyone who is in possession of material inside information is an “insider”. Insiders include not only directors and officers of the Company, but also non-management employees and persons outside the Company (spouses, relatives, friends, brokers, etc.) who may have acquired the information directly or indirectly through tips. Any person who uses material inside information for his or her own benefit in connection with trading in the Company securities or discloses it to others outside the Company, violates this standard. You must make every effort to maintain the confidentiality of the Company’s information. These efforts should include securely handling, storing and disposing of any sensitive documents. Moreover, under the applicable securities laws and the regulations promulgated by the United States Securities and Exchange Commission, trading activity could result in criminal sanctions and substantial civil liability.

Insiders are prohibited from trading in or recommending Company securities while any material inside information remains undisclosed to the general public. Subject to any restrictions on sales of the Company securities that may have been received in private transactions or sales by persons occupying officer or director positions that come within special provisions of the securities laws (e.g. the six-month buy-sell provisions of Section 16(b) of the Securities Exchange Act of 1934 or the sale limitations of Rule 144 under the Securities Act of 1933), an insider is allowed to get back into the market only after the inside information has been publicly disclosed and, then, only after the insider has allowed a reasonable time for the information to be absorbed by the general public. Accordingly, you must not disclose material inside information to anyone, except to persons within the Company whose positions require them to know it, until it has been publicly released by the Company. This standard of disclosure is on a “need to know basis.” In addition, you should not place a purchase or sell order for the Company securities when you have knowledge of material inside information concerning the Company until such information has been publicly released by the Company and the public has had sufficient time to absorb it. Nor can you disclose such information to another person who is likely to trade in the Company’s securities. In general, the inside information you possess is “material” if it is important enough to affect your or anyone else’s decision to buy, sell or hold the Company securities. If you are uncertain as to what you can do, you should consult with a member of the Ethics Committee.

Disclosure

In order to promote the proper dissemination of Company information, the Company has established the following rules:

1. Designated Spokespersons. The Company has designated the Chairman of the Board or Chief Executive Officer, as the sole spokesperson for the Company. No other employees of the Company are authorized to speak on behalf of the Company, unless they have been expressly authorized to make such disclosure. If you receive any inquiry from a third party (except for a securities analyst) regarding the Company, you must refer the inquiry to the Chairman of the Board or Chief Executive Officer.

2. Responding to Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors. You should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to the Chairman of the Board or Chief Executive Officer.

Any questions regarding the general applicability of these policies or their applicability to the facts of a specific case, should be directed to the Chief Executive Officer or Chief Financial Officer. Your failure to observe these policies can be the basis for discipline or discharge.

In order to promote the proper dissemination of financial information relating to the Company, the Company has established the following policies:

1. The Company is pleased to maintain an “open door” policy for communications with market markers and securities analysts. However, all such communications must be directed to and handled by the Chief Financial Officer (the “Designated Officer”).

2. Under no circumstances may material information or projections be disclosed to any persons outside the Company unless such information has been previously, or is being simultaneously, disclosed to the investing public through a press release or otherwise.

3. All press releases containing the Company’s financial information must be disseminated by the Designated Officer through the distribution channels they establish.

4. From time to time, the Company will issue press releases in accordance with these guidelines which will contain financial projections or other forward-looking financial information. These financial releases will be issued only with the approval of the Designated Officer.

5. Each financial release must identify the Designated Officer, or another Company employee designated by the Designated Officer, as the sole contact person at the Company. No other Company employee will be authorized to speak about these matters on behalf of the Company.

6. To minimize the need for further comment from the Company, inquiries should be anticipated during the preparation of each financial release.

7. The Designated Officer will review each financial release in light of: (i) prior financial releases issued by the Company and (ii) developments inside and outside of the Company to determine the need to update or correct any prior financial release.

8. When a particular financial release becomes materially inaccurate or misleading, a correcting financial release will be issued promptly in accordance with these guidelines.

Press Releases

Press releases for all Company information other than financial information must be directed to and processed by the Designated Officer so that the information is disseminated to the public through appropriate distribution channels.

Each press release must identify the party whom the reader must contact for further information concerning the release (the “Contact Person”) and designate Mr. Timothy C. Coxson as the wire services’ contact.

The Designated Officer will review each release in light of: (i) prior releases issued by the Company and (ii) developments inside and outside of the Company to determine the need to update or correct any prior release.

When a particular release becomes materially inaccurate or misleading, a correcting release will be issued promptly in accordance with these guidelines.

Political Contributions

Federal law and many state laws prohibit corporations from contributing to political parties or candidates. To ensure compliance with these laws, it is important that no Company funds or other assets are contributed or loaned, directly or indirectly, to any political party or for the campaign of any person for political office or expended in support of or in opposition to such party or person.

Our Company encourages all employees to participate in political activities on an individual basis, on their own time and in their own way.

Environmental Actions

We must exercise good judgment with regard to the environmental aspects of our business. We must comply fully with all federal, state and local environmental protection laws. Any existing or potential violation of these laws should be brought immediately to the attention of the senior management of your Company.

Equal Opportunity

The law forbids discrimination in employment on the basis of race, color, sex, age, religion, national origin, ancestry, handicap or status as a Vietnam-era or special, disabled veteran.

Each of the Company’s facilities is committed to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and disciplinary action.

Unlawful discrimination can expose the Company to substantial damages and unfavorable publicity. Moreover, the Equal Employment Opportunity law is administered by a number of different federal and state agencies. Accordingly, it is particularly important that we keep abreast of current legal developments and Company policies in this area.

ACKNOWLEDGEMENT

After you have read this booklet, please sign the Acknowledgement form attached to it and return the form to your supervisor.

HELP AND INFORMATION

The Company has designated a number of staff personnel to help employees resolve any questions involving ethics and conduct. Do not hesitate to avail yourself of this help.

Any employee who needs help or information regarding these standards is encouraged to meet with his or her immediate supervisor. If meeting with a supervisor is not appropriate, the employee should meet with a member of the Ethics Program Committee.

DISCIPLINE/MANDATORY SANCTIONS

The Company and its employees are determined to operate according to the highest possible standards of business ethics and conduct. These standards are important to this Company and are to be taken seriously by all employees. Accordingly, violations of these standards will not be tolerated and, in the discretion of the Company, will result in one or more of the following, as appropriate:

•	A warning;

•	A reprimand (will be noted in individual’s permanent personnel record);

•	Probation;

•	Demotion;

•	Temporary suspension;

•	Discharge;

•	Required reimbursement of losses or damages; or

•	Referral for criminal prosecution or civil action.

SUMMARY

The Company and each of its employees shall strive to operate according to the highest possible standards. We each have a responsibility to ensure that our personal conduct is above reproach. We also have obligations regarding the conduct of those who work around us. When you are aware of violations of the standards in this booklet, you must make that situation known to a member of the Ethics Program Committee.

These standards will be enforced fairly and without prejudice at all levels. Until it has been determined that a violation has occurred, and to the extent permitted by law and the process established in these standards, the Company will keep confidential the identity of employees about or against whom all allegations of violations are brought. Similarly, the Company will keep the identity of anyone reporting a possible violation confidential.

AVALON HOLDINGS CORPORATION AND AFFILIATES

ACKNOWLEDGMENT OF STANDARDS

OF BUSINESS ETHICS AND CONDUCT

I have read and understand the Company Standards of Business Ethics and Conduct. I understand that it is only a guide to possible conflicts of interest and problems of compliance with the law and business ethics, and that all conflicts, violations of law or failure to adhere to business ethics are required to be reported to the Company whether or not they are of the type discussed in these standards.

I understand that I am to give immediate notice to the Company if any situation should arise involving a possible direct or indirect conflict of interest, violation of law or unethical action.

At this time, I have no personal interests and, to the best of my knowledge and belief, no member of my family has any personal interests which conflict with the aforesaid standards. I have not engaged in any activity prohibited by the standards, except as set forth below.

Employee’s Signature

Print Name

Company Affiliation

Position with the Company

Date

Reportable Activity (if none, so state):